May 30, 2014

Board of Directors
NxStage Medical, Inc.
350 Merrimack Street
Lawrence, MA 01843

Ladies and Gentlemen:
We are acting as counsel to NxStage Medical, Inc., a Delaware corporation (the “Company”), in connection with its post-effective amendment to registration statement on Form S‑8 (Registration No. 333-160109) (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to the proposed offering of shares of the common stock, par value $0.001 per share (the “Common Stock”) of the Company that were previously reserved for issuance pursuant to the NxStage Medical, Inc. 2005 Stock Incentive Plan (the “2005 Plan”) and may now be issued pursuant to the NxStage Medical, Inc. 2014 Omnibus Incentive Plan (the “2014 Plan”): (1) shares that remained available for grant under the 2005 Plan as of the effective date of the 2014 Plan and (2) shares that were subject to awards under the 2005 Plan as of the effective date of the 2014 Plan but which remain unvested upon the cancellation, surrender, exchange or termination of such awards for any reason whatsoever, as more fully set forth in the 2014 Plan (collectively those shares referenced in (1) and (2), the “Shares”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S‑K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.
For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed.  In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.
This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations.
Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) effectiveness of the Registration Statement, (ii) issuance of the Shares pursuant to the terms of the 2014 Plan, and (iii) receipt by the Company of the consideration for the Shares specified in the applicable resolutions of the Board of Directors and in the 2014 Plan, the Shares will be validly issued, fully paid, and nonassessable.
This opinion letter has been prepared for use in connection with the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.
We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.
Very truly yours,

/s/ Hogan Lovells US LLP

HOGAN LOVELLS US LLP